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                               CODE OF ETHICS FOR
                     THE DIVERSIFIED INVESTORS FUNDS GROUP
              THE DIVERSIFIED INVESTORS STRATEGIC ALLOCATION FUNDS
                 DIVERSIFIED INVESTORS STRATEGIC VARIABLE FUNDS
                        DIVERSIFIED INVESTORS PORTFOLIOS

     The Diversified Investors Funds Group (the "Trust"), The Diversified Investors Strategic Allocation Funds (the "SAFs") The Diversified Investors Strategic Variable Funds (the "Variable SAFs") and Diversified Investors Portfolios (the "Series Portfolio", together with the Trust and the SAFs, and the Variable SAFs the "Trusts") have determined to adopt this revised Code of Ethics (the "Code") as of February 20, 1996, to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act").

I.   RULES APPLICABLE TO TRUSTEES, OFFICERS AND ACCESS PERSONS OF THE TRUSTS

     A.   Definitions

          1. An "Access Person" means (i) any trustee, director, officer or Advisory Person (as defined below) of the Trusts, the Investment Advisor (as defined below) or any Subadvisor (as defined below) or (ii) any director or officer of the Distributor (as defined below) who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for any of the Trusts for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to any of the Trusts regarding the purchase or sale of securities, or (iii) notwithstanding the provisions of clause (i) above, where the Investment Advisor or Subadvisor is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients, any trustee, director, officer or advisory person of the Investment Advisor or Subadvisor who, with respect to any of the Trusts, makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any of the Trusts or who in connection with his or her duties, obtains any information concerning securities recommendations being made by such investment advisor to any of the Trusts.

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          2.   An "Advisory Person" means any employee of any of the Trusts, the
               Investment Advisor or any Subadvisor (or any company in a control relationship to any of the Trusts or such advisors) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by any of the Trusts or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Trusts or such advisors who obtains information regarding the purchase or sale of securities.

          3. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(A) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934, a copy of which is attached hereto.

          4. "Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

          5. "Disinterested Trustee" means a Trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the 1940 Act. An "interested person" includes any person who is a trustee, director, officer, employee or owner of 5% or more of the outstanding stock of the Advisor. Affiliates of brokers or dealers are also "interested persons", except as provided in Rule 2a19-1 under the 1940 Act.

          6. "Distributor" shall mean Diversified Investors Securities Corp. or any other broker-dealer registered under the Securities Exchange Act of 1934, as amended, that enters into an agreement to act as principal underwriter to any Trust as contemplated in
               Section 15(b) of the 1940 Act.

          7. "Investment Advisor" shall mean Diversified Investment Advisors, Inc. or any other investment advisor registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") that contracts with any Trust for the provision of advisory services as contemplated in Section 15(a) of the 1940 Act.

          8. "Portfolio Manager" means any officer or employee of any of the Trusts, Investment Advisor or a Subadvisor (or any company in a


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          control relationship to any of the Trusts or such advisors) who decides, or participates in deciding, which securities will be purchased or sold on behalf of that Trust.

     9. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

     10. "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include securities issued by the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper, such other money market instruments as may be designated by the trustees of the Trusts, and shares of registered open-end investment companies.

     11. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     12. "Subadvisor" shall mean any investment advisor registered under the Advisers Act that the Investment Advisor contracts with to provide day-to-day investment advisory services to any Trust or a portfolio thereof.

     13. "Unaffiliated Trustee" means a Trustee of the Trusts who is not an officer, trustee, director, employee or owner of 5% or more of the outstanding stock of the Advisor or the Advisor's parent or any subsidiary of the Advisor or its parent. The term includes all Disinterested Trustees.

B.   Avoiding Conflicts of Interest

     NO ACCESS PERSON SHALL ENTER INTO OR ENGAGE IN A SECURITY TRANSACTION OR BUSINESS ACTIVITY OR RELATIONSHIP WHICH MAY RESULT IN ANY FINANCIAL OR OTHER CONFLICT OF INTEREST BETWEEN SUCH PERSON AND THE TRUSTS AND EACH SUCH PERSON SHALL AT ALL TIMES AND IN ALL MATTERS ENDEAVOR TO

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     PLACE THE INTERESTS OF THE TRUSTS BEFORE HIS OR HER PERSONAL INTERESTS.

C.   Statement of General Principles on Personal Investment Activities

     PERSONAL INVESTMENT ACTIVITIES ENGAGED IN BY AN ACCESS PERSON SHALL BE SUBJECT TO THE FOLLOWING GENERAL PRINCIPLES:

     1. AS SET FORTH IN SECTION I.B. ABOVE, NO PERSONAL INVESTMENT ACTIVITIES SHALL CONFLICT WITH THE DUTY TO PLACE THE INTERESTS OF THE TRUSTS BEFORE ANY PERSONAL INTERESTS;

     2. ALL PERSONAL INVESTMENT ACTIVITIES SHALL BE CONDUCTED CONSISTENT WITH THE REQUIREMENTS AND STANDARDS SET FORTH IN THIS CODE OF ETHICS IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF ANY INDIVIDUAL'S POSITION OF TRUST; AND

     3. NO ACCESS PERSON SHALL, DIRECTLY OR INDIRECTLY, OTHERWISE TAKE INAPPROPRIATE ADVANTAGE OF HIS OR HER POSITIONS WITH THE TRUSTS.

D.   Prohibited Personal Investment Activities

     1. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

          a.   is being considered for purchase or sale by any of the Trusts; or

          b.   is being purchased or sold by any of the Trusts.

          Without limiting the generality of the foregoing, (i) no Portfolio Manager may purchase or sell any security within seven (7) calendar days before and after any portfolio of a Trust that he or

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          she manages trades in that security and (ii) no person who is an
          Advisory Person by virtue of his or her affiliation with a Subadvisor may purchase or sell any security on the same day there is a pending buy or sell order in that security by the Trust which is advised by such Subadvisor.

     2. No Advisory Person of any of the Trusts shall acquire any securities in an initial public offering.

     3. No Advisory Person of any of the Trusts shall acquire any securities in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to section 4(2) of that Act without prior written approval by any designated review officer or the Treasurer, Secretary, Assistant Treasurer or Assistant Secretary of the Trusts (the "Review Officer"). Prior to granting any such approval, the Review Officer shall take into account, among other factors, whether the investment opportunity represented by such private placement should be reserved for the Trusts and whether the opportunity is being offered to such Advisory Person by the virtue of his or her position with a Trust. Any Advisory Person granted permission to invest in a private placement must disclose such investment if he or she is subsequently involved in consideration by a Trust of an investment in the same or an affiliated issuer and the Trust's decision with respect to such investment shall be subject to an independent review by Advisory Persons of the Trust with no personal interest in such issuer.

     4. No Advisory Person of any of the Trusts shall purchase and sell, or sell and purchase, the same (or equivalent) securities within sixty
          (60) calendar days without the prior written approval of a Review Officer. Prior to granting any such approval, the Review Officer shall determine that no abuses exist and the equities of the situation strongly support an exemption.

     5. No Advisory Person of any of the Trusts shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any of the Trusts.

     6. No Advisory Person of any of the Trusts shall serve on the governing board of any publicly traded companies without the


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          prior written approval of the Review Officer. Prior to granting any such approval, the Review Officer shall determine that such board service is consistent with the interests of the Trusts and shall ensure that appropriate "Chinese Wall" or other procedures are in place to isolate such Advisory Person from persons making investment decisions as to securities of any such company.

E.   Exempted Transactions

     The prohibitions of Section I.C. and I.D. above shall not apply to:

     1. Purchases or sales effected in any account over which such person has no direct or indirect influence or control;

     2. purchases or sales which are nonvolitional on the part of the person or the Trusts;

     3.   purchases which are part of an automatic dividend reinvestment plan;

     4. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

     5. purchases and sales which receive prior approval in writing by the Review Officer (a) as only remotely potentially harmful to any of the Trusts because they would be very unlikely to affect a highly institutional market or because they clearly are not economically related to the securities to be purchased or sold or held by any of the Trusts or client or (b) as not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Review Officer all factors of which he or she is aware which are potentially relevant to a conflicts of interest analysis, including the existence of any substantial economic relationship between his or her transactions and securities held or to be held by any of the Trusts.


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II.  REPORTING

     A. Quarterly Requirements for all Interested Trustees, Officers and Access Persons

          1. Each Access Person, other than the Disinterested Trustees, shall file with the Review Officer confidential quarterly reports containing the information required in Section II.A.2 of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that (i) no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such access person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question) and (ii) an Access Person who is an Access Person of the Investment Advisor or a Subadvisor shall file such Access Person's reports unless such reports would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) of the Investment Advisers Act of 1940, in which case no such reports need be filed by such Access Person pursuant to this Code. All such Access Persons shall file reports, even when no transactions have been effected, representing that no transactions subject to reporting requirements were effected.

          2. Every Report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:


               a. the date of the transaction, the title and the number of shares and the principal amount of each security involved;

               b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               c.   the price at which the transaction was effected; and

               d. the name of the broker, dealer or bank with or through whom the transaction was effected.

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           3.  Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

          4. Each Access Person shall request any broker-dealer with which he or she maintains a general securities account to send duplicate copies of statements and confirmations to the Trusts.

     B.   Quarterly Requirements for Disinterested Trustees

          1. Every Disinterested Trustee shall file with the Review Officer a report containing the information required in the above Section II.A of this Code of Ethics with respect to transactions in any securities in which such person has, or by reason or such transactions acquires, any direct or indirect beneficial ownership, except exempted transactions listed under Section IE.1, if such Trustee, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his or her official duties as Trustee, that during the 15-day period immediately preceding or after the transaction by the Trustee:

               a. such security was being purchased or sold by any of the Trusts; or

               b. such security was being considered for purchase or sale of the portfolio of any of the Trusts.

          2. Notwithstanding the preceding sentence, any Disinterested Trustee may, at his or her option, report the information described in
               Section II.A.2 with respect to any one or more transactions and may include a statement that the report shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Trusts in such securities.

     C. Annual Reporting by Access Persons and Advisory Persons of Securities Holdings

          1. All Access Persons of any of the Trusts shall provide an annual report to the Trusts certifying that (i) he or she has read and


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               understood this Code of Ethics and recognizes that he or she is subject thereto and (ii) he or she has complied with the requirements of this Code of Ethics and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

          2. All Advisory Persons of any of the Trusts shall disclose through a written report to the Trusts all securities beneficially owned by such individual upon the commencement of such individual's employment and shall update such report on an annual basis thereafter.

    D.    Annual Report to Boards of Trustees

          The Secretary of the Trusts shall cause to be prepared and delivered annually to each of the Boards of Trustees of the Trusts a report:

          1. summarizing existing procedures concerning personal investing and reviewing any changes effected in such procedures during the year;

          2. identifying any violations requiring significant remedial action during the past year; and

          3. identifying any recommended changes in existing restrictions or procedures based upon the Trusts' experience under this Code of Ethics, evolving industry practice or developments in applicable laws or regulations.

III. COORDINATION WITH CODES OF ETHICS OF THE DISTRIBUTOR, THE INVESTMENT ADVISOR AND THE SUBADVISORS

A.   Distributor and Investment Advisor Codes of Ethics

     Each of the Investment Advisor and the Distributor have adopted a Code of Ethics in a form substantially similar to this Code of Ethics with such changes therein necessary to reflect the different services provided by these entities. In accordance with certain contractual arrangements, the Trusts, the Investment Advisor and the Distributor share certain trustees, officers and employees, including personnel responsible for compliance with this Code of Ethics. Accordingly, reports or reviews

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          required under the Code of Ethics of two or more of the Investment
          Advisor, the Distributor or the Trusts will be made jointly to the extent possible to avoid unnecessary duplication of procedures.

     B.   Subadvisors Codes of Ethics

          Each Subadvisor shall adopt, and deliver to the Trusts a copy of, a Code of Ethics pursuant to Rule 17j-1(b)(1) of the 1940 Act which seeks to ensure that all individuals who are Access Persons of any of the Trusts by virtue of their affiliation with a Subadvisor comply with the terms of this Code of Ethics by providing procedures and restrictions substantially equivalent to those set forth herein, except to the extent variations therein are expressly approved by the Boards of Trustees of the Trusts. Accordingly, requirements for reports, reviews and other procedures set forth herein shall be satisfied for individuals who are Access Persons of the Funds by virtue of their affiliation with a Subadvisor by equivalent procedures effected by such Subadvisor. Each Subadvisor shall submit, quarterly, a certification to the Trusts which states:

          1. The Code of Ethics of the Subadvisor in the form delivered to the Trusts remains in full force and effect and satisfies the requirements of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder; and

          2. no material violations of the Code of Ethics of the Subadvisor relating to Access Persons of any of the Trusts occurred during the period since delivery of the last certification (if any material violations have occurred, the certification shall include all relevant details).

IV.  REVIEW

     In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section I.E. Before making a determination that a violation has been committed, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

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V.   SANCTIONS

     A. Sanctions for Violations by Interested Trustees (except Unaffiliated Trustees), Officers and Access Persons.

          If the Review Officer determines that a violation of this Code has occurred, he or she shall so advise the appropriate Board of Trustees, and that Board may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. Without limiting the generality of the foregoing, any financial profits realized by an individual through prohibited personal investment activities described in Section I.D. may be required to be disgorged. All material violations of the Code and any sanctions imposed as a result thereto shall be reported to the appropriate Board of Trustees.

     B.   Sanctions for Violations by Disinterested and Unaffiliated Trustees

          If the Review Officer determines that any Disinterested Trustee has violated this Code, he or she shall so advise the President of the Trust or Series Portfolio, as appropriate, and also a committee consisting of the Disinterested Trustees (other than the person whose transaction is at issue) and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions of the Trust or Series Portfolio, as appropriate, and any additional information supplied by such person. The committee, at its option, shall either impose such sanctions as it deems appropriate or refer the matter to the full Board of Trustees of the Trust or Series Portfolio, as appropriate, which shall impose such sanctions as it deems appropriate.

VI.  MISCELLANEOUS

     A.   Access Persons

          The Secretary or Assistant Secretary of each of the Trusts will identify all Access Persons who are under a duty to make reports to the Trusts and will inform such persons of such duty, except that persons who are Access Persons by virtue of their affiliation with a Subadvisor shall be identified and informed by an appropriate officer of that Subadvisor. Any failure by the Secretary or Assistant Secretary to notify any person


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          of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

     B.   Records

          Diversified Investors Securities Corp. shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

          1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

          2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          3. a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          4. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

     C.   Confidentiality

          All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Boards of Trustees of the Trusts, to any regulatory or self-regulatory authority or agency upon its request or as required by law or court or administrative order.

     D.   Interpretation of Provisions

          The Board of Trustees of the Trusts may from time to time adopt such interpretations of this Code as they deem appropriate.